UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2014

MARIKA INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-190728	30-0784346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2360 Corporate Circle, Suite 400

Henderson NV 89074

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (702) 425-4332

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 24, 2014, our board of directors approved a 2.272727-for-1 forward stock split of our common stock, $0.001 par value per share (“Common Stock”), in the form of a dividend, with a record date of December 2, 2014 (the “Record Date”). On December 4, 2014, the Financial Industry Regulatory Authority (“FINRA”) notified us that the payment date will be December 5, 2014 (the “Payment Date”), the ex-dividend date will be December 8, 2014 (the “Ex-Dividend Date”), and the due bill redeemable date will be December 10, 2014. The stock split in the form of a dividend will entitle each shareholder of our Common Stock as of the Record Date to receive 1.272727 additional shares of Common Stock for each one share owned. Additional shares issued as a result of the forward stock split will be distributed on the Payment Date. Shareholders do not need to exchange existing stock certificates and will receive an additional certificate reflecting the newly issued shares.

Shareholders who sell their Common Stock before the Ex-Dividend Date are selling away their right to the stock dividend. Such sale will include an obligation to deliver any shares acquired as a result of the dividend to the buyer of the shares, since the seller will receive an I.O.U. or “due bill” from his or her broker for the additional shares. The day stockholders can sell their shares without being obligated to deliver the additional dividend shares is the Ex-Dividend Date, the first business day after the stock dividend Payment Date. As of the Ex-Dividend Date, our Common Stock will trade on a post-split adjusted basis. Upon effectiveness of the forward stock split, we will have 13,863,635 shares of Common Stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2014	MARIKA INC.

	By:	/s/ Aleksandrs Sviks
	Name:	Aleksandrs Sviks
	Title:	President, Chief Executive Officer and
Chief Financial Officer